                    EXHIBIT 11- STATEMENT RE: COMPUTATION OF
                               PER SHARE EARNINGS

                                                             For The Three Months Ended          For The Six Months Ended
                                                                      June 30,                           June 30,
                                                           -----------------------------       ----------------------------
                                                               1996             1995              1996             1995
Net Income                                                 $18,430,242       $14,966,949       $29,727,377      $24,526,711

Net Income per Share                                       $      0.59       $      0.45       $      0.95      $      0.74

Weighted Number of Shares Outstanding                       31,325,281        33,112,996        31,407,522       33,097,556


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